Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Atrium European Real Estate Limited:

We consent to the incorporation by reference in the registration statement (No. 333-211707) on Form F-3 of Gazit-Globe Ltd of our report dated March 20, 2018, with respect to the consolidated statements of financial position of Atrium European Real Estate Limited and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of profit or loss, statements of other comprehensive income, statements of changes in equity, and cash flow statements for each of the years in the two-year period ended December 31, 2017, and the related notes; as well as our report dated March 21, 2017 with respect to the consolidated statements of financial position of Atrium European Real Estate Limited and subsidiaries as of December 31, 2016 and December 31, 2015, and the related consolidated statements of profit or loss, statements of comprehensive income, cash flow statements and statements of changes in equity for the years then ended, which reports appear in the December 31, 2017 annual report on Form 20-F of Gazit-Globe Ltd. Our report dated March 20, 2018 refers to a change in the Company’s method of accounting for financial instruments.

/s/ KPMG Channel Islands Limited

KPMG Channel Islands Limited

Jersey, Channel Islands
April 30, 2018